Exhibit 10.5

Del Monte Foods Company Annual Incentive Plan

Fiscal 2005 Targeted Percentage and Weighting of Objectives

for Certain Executive Officers as Approved by the Compensation Committee on July 1, 2004

		Weighting of Objectives
Name	Targeted Percentage of Fiscal Year Earnings	Corporate Financial Objectives	Business Unit Objectives	Individual Objectives/ Management By Objectives (MBOs)	Possible Range of Score (1)
Richard G. Wolford	110.00%	75%	—	25%	0-200% of target
David L. Meyers	70.00%	75%	—	25%	0-200% of target
Nils Lommerin	62.50%	60%	—	40%	0-200% of target
Todd R. Lachman	62.50%	60%	—	40%	0-200% of target
Marc D. Haberman	62.50%	50%	10%	40%	0-200% of target

(1)	Possible range of scoring for each component (Corporate Financial Objectives, Business Unit Objectives, Individual Objectives / Management By Objectives (MBOs)).

Note: the maximum amount payable to any participant for any Plan Year under the Plan is $2,000,000 or 200% of such participant’s Fiscal Year Earnings, whichever is less.